UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Guthrie, Donald
   Western Wireless Corporation
   3650 131st Avenue SE
   Bellevue, WA  98006
   USA
2. Issuer Name and Ticker or Trading Symbol
   Western Wireless Corporation
   WWCA
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   11/2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice Chairman
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Class A Common Stock       |11/14/|M   | |12,500            |A  |$0.528     |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |11/14/|S   | |12,500            |D  |$43.795    |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |11/15/|M   | |3,500             |A  |$0.528     |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |11/15/|S   | |3,500             |D  |$45.00     |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |11/16/|M   | |21,500            |A  |$0.528     |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |11/16/|S   | |21,500            |D  |$45.1279   |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |11/17/|M   | |12,500            |A  |$0.528     |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |11/17/|S   | |12,500            |D  |$46.00     |62,845             |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Option - Right t|$0.528  |11/14|M   | |12,500     |D  |5/21/|2/6/2|Class A Comm|12,500 |       |            |D  |            |
o Buy                 |        |/2000|    | |           |   |1999 |006  |on Stock    |       |       |            |   |            |
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Stock Option - Right t|$0.528  |11/15|M   | |3,500      |D  |5/21/|2/6/2|Class A Comm|3,500  |       |            |D  |            |
o Buy                 |        |/2000|    | |           |   |1999 |006  |on Stock    |       |       |            |   |            |
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Stock Option - Right t|$0.528  |11/16|M   | |21,500     |D  |5/21/|2/6/2|Class A Comm|21,500 |       |            |D  |            |
o Buy                 |        |/2000|    | |           |   |1999 |006  |on Stock    |       |       |            |   |            |
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Stock Option - Right t|$0.528  |11/17|M   | |12,500     |D  |5/21/|2/6/2|Class A Comm|12,500 |       |35,250      |D  |            |
o Buy                 |        |/2000|    | |           |   |1999 |006  |on Stock    |       |       |            |   |            |
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Stock Option - Right t|$5.279  |     |    | |           |   |(1)  |7/29/|Class A Comm|       |       |94,610      |D  |            |
o Buy                 |        |     |    | |           |   |     |2005 |on Stock    |       |       |            |   |            |
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Stock Option - Right t|$6.418  |     |    | |           |   |(2)  |12/31|Class A Comm|       |       |47,508      |D  |            |
o Buy                 |        |     |    | |           |   |     |/2006|on Stock    |       |       |            |   |            |
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Stock Option - Right t|$8.125  |     |    | |           |   |(3)  |1/1/2|Class A Comm|       |       |63,116      |D  |            |
o Buy                 |        |     |    | |           |   |     |008  |on Stock    |       |       |            |   |            |
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Stock Option - Right t|$9.946  |     |    | |           |   |(4)  |1/1/2|Class A Comm|       |       |64,155      |D  |            |
o Buy                 |        |     |    | |           |   |     |009  |on Stock    |       |       |            |   |            |
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Class B Common Stock  |(5)     |     |    | |           |   |Immed|     |Class A Comm|       |       |90,117      |D  |            |
                      |        |     |    | |           |   |.    |     |on Stock    |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) 69,750 options were vested on May 21, 1999, and 24,860 options vested on July 29, 1999.
(2) 15,430 options were vested on May 21, 1999, and 32,078 options vest in two equal, annual increments beginning 12/31/1999.
(3) 15,000 options were vested on May 21, 1999, and 48,116 options vest in three equal, annual increments beginning 1/1/2000.
(4)  64,155 options vest in four equal, annual increments beginning
1/1/2000.
(5) Shares of Class B Common Stock are convertible on a one-for-one basis, subject to the Issuer's charter, into shares of Class A Common Stock, which has been registered under Section 12 of the Securities Exchange Act of 1934, as amended.
SIGNATURE OF REPORTING PERSON
/s/ Donald Guthrie
DATE
12/8/2000